Exhibit 99.1

THE CHILDREN'S PLACE ANNOUNCES ELECTION OF ALL DIRECTOR CANDIDATES,
INCLUDING TWO NEW DIRECTORS

New Directors Wes McDonald and Michael Shaffer Bring Significant
Strategic, Operational, Financial and Accounting Experience in Specialty Retail Operations

SECAUCUS, N.J., May 10, 2023 —The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced that shareholders elected all Director candidates to the Company’s Board of Directors at its Annual Meeting on May 10, 2023, including new Directors Wes McDonald and Michael Shaffer.  Messrs. McDonald and Shaffer, financial and accounting experts with extensive retail experience, will serve on the Audit Committee.

Norman Matthews, Chairman of the Board commented, “We are pleased to welcome Wes and Michael to our Board of Directors. They are both highly respected retail executives and have broad strategic, operational and financial experience, including as public company CFOs and on public company Audit Committees. More specifically, Wes brings deep chief financial officer skills, including in financial planning, modeling and forecasting, and Michael brings years of senior level finance, accounting and specialty retail operational expertise in chief operating officer and chief financial officer roles. They will strengthen our Board and Audit Committee and will be a valuable resource for our senior management as we execute on our strategy to achieve consistent and sustainable growth for our shareholders.”

Mr. McDonald was previously Principal Officer, Chief Financial Officer of Kohl’s Corporation from 2015 to 2017. Prior to this, he served as Senior Executive Vice President, Chief Financial Officer of Kohl’s from 2010 to 2015 and as Executive Vice President, Chief Financial Officer from 2003 to 2010. Before joining Kohl’s, Mr. McDonald served as Vice President, Chief Financial Officer of Abercrombie & Fitch Co. Earlier in his career, he held several positions of increasing responsibility at Target Corporation, culminating in his position as Director – IT Financial Analysis. Mr. McDonald received a BS in Engineering from Bucknell University and received an MBA from The Wharton School of Business.  Mr. McDonald is the Chair of the Audit Committee and a member of the Compensation Committee at Urban Outfitters, Inc. and a member of the Audit and Compensation Committees at Wingstop Inc.

Mr. Shaffer was previously Executive Vice President, Chief Operating Officer and Chief Financial Officer of PVH Corp. from 2012 through 2021. Mr. Shaffer began his tenure at PVH in 1990 and held various roles of increasing responsibility, including Director of Accounting Operations, Vice President & Controller, and Senior Vice President of Operations. In addition, Mr. Shaffer took on the additional responsibility at PVH of guiding the Building Resources for African American Voices (BRAAVE) as the executive sponsor. Mr. Shaffer completed his bachelor’s degree in accounting from George Washington University and is a CPA. Mr. Shaffer is the Chair of the Audit Committee at Torrid Holdings Inc. and he also served for five years on the board of directors of the Build-A-Bear Workshop, where he was also the Chair of the Audit Committee.

At the Annual Meeting, the Company’s shareholders also ratified the selection of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2023 and approved the compensation of the Company's named executive officers (“Say-on-Pay”) and the one-year frequency of the Say-on-Pay vote, both on an advisory basis.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise predominantly at value prices, primarily under the proprietary “The Children’s Place”, “Place”, “Baby Place”, “Gymboree”, “Sugar & Jade” and “PJ Place” brand names. The Company has online stores at www.childrensplace.com, www.gymboree.com, www.sugarandjade.com and www.pjplace.com and, as of January 28, 2023, the Company had 613 stores in the United States, Canada, and Puerto Rico and the Company’s five international franchise partners had 220 international points of distribution in 15 countries.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 28, 2023. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions (including inflation), the risks related to the COVID-19 pandemic, including the impact of the COVID-19 pandemic on our business or the economy in general, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions, disruptions and higher costs in the Company’s global supply chain, including resulting from COVID-19 or other disease outbreaks, foreign sources of supply in less developed countries, more politically unstable countries, or countries where vendors fail to comply with industry standards or ethical business practices, including the use of forced, indentured or child labor, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases in inputs through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:  Investor Relations (201) 558-2400 ext. 14500

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